Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-152150 on Form F-3, No. 333-160412 on Form F-3 and No. 333-161022 on Form F-3 of our report dated April 12, 2011, relating to the consolidated financial statements and financial statement schedule of Top Ships Inc. and subsidiaries (the "Company"), (which report expresses an unqualified opinion on those consolidated financial statements and financial statement schedule and includes an explanatory paragraph regarding substantial doubt about the Company's ability to continue as a going concern), appearing in this Annual Report on Form 20-F of the Company for the year ended December 31, 2010.

We also consent to the reference to us under the headings "Selected Financial Data" in this Annual Report on Form 20-F.

/s/ Deloitte Hadjipavlou, Sofianos & Cambanis S.A.

Athens, Greece
April 12, 2011